Exhibit 99.5

TABLE OF CONTENTS

Page

EASTERN SERVICES HOLDINGS, INC. and FUND.COM INC. BALANCE SHEET (unaudited) As of December 31, 2007 and December 31, 2006	2

Pro forma Combined Financial Data
EASTERN SERVICES HOLDINGS, INC. and FUND.COM INC. STATEMENTS OF OPERATIONS (unaudited) For the year ending December 31, 2007 and 2006	3

Pro forma combined financial data derived from the historical consolidated financial statements of
Fund.com Inc. and Eastern Services Holdings, Inc.

EASTERN SERVICES HOLDINGS, INC. and FUND.COM INC.

BALANCE SHEET
(unaudited)
As of December 31, 2007 and December 31, 2006

ASSETS	12/31/2007	12/31/2006
CURRENT ASSETS

Cash	$608,764	$43,825
Accounts Receivable	149,980	153,480
Allowance For Doubtful Accounts	(149,280)	(149,280)

Total Current Assets	5,906	48,025

PROPERTY AND EQUIPMENT

Equipment	43,177	40,591
Less: accumulated depreciation	(40,105)	(37,234)

Total Property and Equipment	3,072	3,357

Intangible Assets	9,999,500	-

Certificate of Deposit	20,138,333	-

TOTAL ASSETS	$30,750,369	$51,382

LIABILITIES AND STOCKHOLDERS CAPITAL

CURRENT LIABILITIES

Accounts payable and accrued expenses	$143,257	$110,501
Loan payable - auto	-	1,354
Advances from Shareholders	77,150	-

Total Current Liabilities	220,407	111,855

STOCKHOLDERS EQUITY

Preferred stock, 10,000,000 shares authorized, none
issued and outstanding	-
Class A Common stock, $0.00001 par value, 100,000,000 shares
authorized; 43,612,335 shares issued and outstanding	436	1,400
Class B Common stock, $0.001 par value, 10,000,000 shares
authorized; 6,387,665 shares issued and outstanding	6,388
Additional paid in capital	30,735,740	39,600
Retained Deficit	(212,602)	(101,473)

Total Stockholders’ Equity	30,529,962	(60,473)

TOTAL LIABILITIES AND CAPITAL	$30,750,369	$51,382

EASTERN SERVICES HOLDINGS, INC. and FUND.COM INC.

STATEMENTS OF OPERATIONS
(unaudited)
For the Years Ending December 31, 2007 and December 31, 2006

	12/31/2007	12/31/2006

REVENUE	$10,000	$81,150

COST OF SERVICES	1,400	76,657

GROSS PROFIT OR (LOSS)	8,600	4,493

GENERAL AND ADMINISTRATIVE EXPENSES	371,693	93,095

OPERATING INCOME	(363,093)	(88,602)

EXTRAORDINARY ITEM, FOGIVENESS OF DEBT	115,087	-

INCOME BEFORE INTEREST AND TAXES	(248,006)	(88,602)

INTEREST INCOME (EXPENSE)	138,377	(672)

INCOME TAX PROVISION	1,500	1,001

NET INCOME (LOSS)	$(111,129)	$(90,275)

Earnings (loss) per share, basic & diluted	nil	$(0.06)

Weighted average number of common shares	50,000,000	1,400,000

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